EXHIBIT 10.1
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                         PLASTIC PALLET PROUCTION, INC.
                                 LOAN AGREEMENT

            This Loan Agreement is made and entered into this 11 day of December, 2001, by and between PLASTIC PALLET PRODUCTION, INC., a Texas corporation ("Borrower") and THE F&M BANK & TRUST COMPANY, an Oklahoma banking corporation (hereinafter referred to as "F&M" or "Bank"), based on the following recitals:

                                    RECITALS:

            Bank and Borrower desire that Bank advance sums to Borrower to finance part of Borrower's working capital and Letters of Credit. Accordingly, Borrower desires and requests that Bank extend, advance or make available, and Bank desires to extend a revolving line of credit in the face amount of $3,000,000.00.

            The payment and performance of this Loan Agreement is to be secured by a good and valid security interest in all assets of Borrower including, but not limited to, all Accounts, Inventory, Equipment, Materials, General Intangibles, Furniture and Fixtures of Borrower, and a pledge of certain margin securities by Paul A. Kruger, one of the Guarantors.

            NOW, THEREFORE, for and in consideration of the loan of the credit facility (subject to the advance terms stated hereafter), evidenced by a Note, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

            1.0 DEFINITION OF TERMS. As used in this Agreement the following terms will have the meanings indicated:

            1.1 ACCOUNTS OR ACCOUNTS RECEIVABLE. These term shall mean the definition provided in the U.C.C., the right to payment for goods, inventory or services sold or leased by Borrower which are not evidenced by an instrument, chattel paper or writing.

            1.2 CAPITAL. Capital shall mean the amount of the capital stock of Borrower, retained earnings and debentures to the extent subordinated to the debt of Bank, all determined in accordance with G.A.A.P.

            1.3 COLLATERAL. Collateral shall mean the property described in the Loan Documents as defined hereafter, and all other property now owned or hereafter held by the Bank to secure the payment of the Note as hereafter defined, together with all increases, replacements and substitutions therefor, additions and accessions thereto and all proceeds and products thereof.

            1.4 EQUIPMENT. This term shall mean all of Borrower's equipment (as defined in Section 9-109(2) of the U.C.C.) whether now owned or hereafter acquired, including, without limitation, machinery, furniture, appliances, furnishings, fixtures, together with substitutions
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therefor and all increases, parts, fittings, accessories, special tools, accessions or replacements thereof, and the proceeds thereof.

            1.5 EXHIBITS. This term shall mean the exhibits to this Agreement including the following:

                    Exhibit "A"                   Revolving Note
                    Exhibit "B"                   List of Pledged Securities

            1.6 GENERAL INTANGIBLES. This term shall mean all other General Intangibles, rights, patents, franchises, options or similar benefits, now owned by Borrower or hereafter acquired and the proceeds thereof.

            1.7 GUARANTORS. This shall mean, severally, (i) Warren F. Kruger as to the sum of $1,000,000.00, (ii) Paul A. Kruger of all sums due on the Notes and (iii) Palweb Corporation as to all sums due on the Notes of the debts of Borrower created under this Loan Agreement.

            1.8 G.A.A.P. G.A.A.P. shall mean Generally Accepted Accounting Principles Consistently Applied and as referred herein shall mean the principles of accounting generally used and applicable for the business of Borrower.

            1.9 INVENTORY. This term shall mean all of Borrower's Inventory (as defined in Section 9-109(4) of the U.C.C.), now existing or hereafter acquired, and the proceeds and products thereof.

            1.10 LETTER(S) OF CREDIT. This term shall mean the Letter(s) of Credit issued referred to inP. 2.1.2.

            1.11 LOAN DOCUMENTS. Loan Documents shall mean this Agreement, the Note, Security Agreements, pledge agreements, collateral maintenance agreement and Financing Statements together with any and all amendments, extensions, renewals and modifications thereto and all instruments issued and pursuant thereto and all other instruments executed by the Borrower and delivered to the Bank in connection with or related to the Note made by the Bank to Borrower.

            1.12 NOTE. The Note shall mean the Revolving Note executed or to be executed by Borrower, respectively, and delivered to the Bank to evidence the loan contemplated by this Agreement, payable as set forth in P. 2.0, et seq.

            1.13 PLEDGED SECURITIES. Pledged Securities shall the list of securities identified on Exhibit "B" attached hereto which shall be pledged and encumbered to the Bank to secure the Note, this Agreement and the guaranty of Paul A. Kruger.

            1.14 PRIME LENDING RATE OF INTEREST. The Prime Lending Rate of Interest shall mean the prime or base rate published by the Wall Street Journal, Southwest Edition, in its money rates

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column as the prime or base rate on corporate loans at large U. S. money center commercial banks (or a similar or successor rate published therein). If the Prime Lending Rate is no longer announced or published for any reason, the Bank may select in its sole discretion such alternative announced and established prime or base rate of a New York, New York money center commercial bank which Bank deems to be most comparable to the no longer announced Prime Lending Rate of Interest.

            1.15 REVOLVING NOTE. Revolving Note shall mean the Note described inP. 2.1 of this Agreement.

            1.16 SECURITY AGREEMENT. This term shall mean a certain Security Agreement of equal date herewith granting a lien on the property described in that certain Security Agreement.

            1.17 U.C.C. This term shall mean the Uniform Commercial Code Article 9 as adopted in Oklahoma at this time.

            2.0 LOAN. Subject to the terms and conditions of this Agreement, the Bank agrees to loan to Borrower the following:

            2.1 REVOLVING NOTE. Borrower has executed and delivered to Bank a Promissory Note evidencing the THREE MILLION DOLLARS ($3,000,000.00) revolving line of credit. The Revolving Note will be in substantially the form of Exhibit "A" attached hereto and incorporated herein. The Revolving Note shall bear interest on the unpaid principal thereof at the floating adjustable interest rate per annum equal to the Prime Lending Rate of Interest as defined herein at all times plus one-quarter of one percent, calculated on the basis of the actual number of days elapsed over a 360-day calendar year.

                        2.1.1 ADVANCES ON THE REVOLVING NOTE. Notwithstanding
            the fact that the face amount of THREE MILLION DOLLARS ($3,000,000.00) the Revolving Note totals the sum of, the actual principal amount due from Borrower to the Bank under the Revolving Note at any one time on account of the Revolving Note will be the sum of all advances made on account thereof, less all principal payments actually received by Bank in collected funds subject to the restrictions as set out herein. Advances on the Revolving Note will be made as requested, but the aggregate advances made under the terms of the Revolving Note may not at any one time exceed the face amount of the Revolving Note. The Bank will have no obligation to advance on the Revolving Note unless all conditions established herein have been satisfied or after the occurrence of an Event of Default or an event which under this Loan Agreement may constitute an Event of Default, which shall be continuing.

                        2.1.2 LETTER OF CREDIT ISSUANCE. The actual principal
            amount available for advances for Borrowers by Bank under the Revolving Note at any time shall include amounts for issuance of Letters of Credit not to exceed the face amount of the Revolving Note. Letters of Credit will be treated as sums advanced under the Revolving Note equal to the face amount of the Letter of Credit issued as if fully

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            included as an advance under the terms of the Revolving Note.
            Letters of Credit will be issued in accordance with the Revolving Note as requested but subject to the availability under the Revolving Note and in no event shall the expiry date of the Letters of Credit issued hereunder be later than the scheduled maturity date of the Revolving Note. Bank will have no obligation to issue Letters of Credit unless all conditions established herein have been satisfied or after the occurrence of an Event of Default or an after event on this Loan Agreement that may constitute an Event of Default which may be continuing. All draws on Letters of Credit issued by Bank on Borrowers' behalf shall be credited to the principal sums due under the terms of the Revolving Note.

            2.2 PREPAYMENT. The Borrower will have the right to prepay the Note in whole or in part at any time without premium or penalty, but with interest at the date of prepayment if the Note is paid in full.

            2.3 FEES. Borrower will pay the Bank all costs and reasonable attorneys' fees incurred by Bank attendant to the preparation of the loan documents as well as the following fees:

                        2.3.1 LETTER OF CREDIT FEES. Borrower will pay to Bank
            an approval fee for the issuance of Letter(s) of Credit equal to Bank's normal and customary fees per annum for issuance of Letters of Credit.

            3.0 SECURITY. As a security for any and all indebtedness, obligations or liabilities of every kind and description of the Borrower to the Bank arising as a result of this Agreement, including without limitation all advances and loans evidenced by the Note and all other agreements with the Borrower, including extensions, renewals or changes in the form of the Note or other evidences of indebtedness, and including all other indebtedness or obligations now existing or hereafter created, or arising, direct or indirect, absolute or contingent, joint and several, or joint or several due or to become due, howsoever created, evidenced or arising relating to this Agreement, Borrower grants to the Bank the following collateral as well as other collateral as may be agreed to from time to time by the Borrower and the Bank (hereinafter referred to as "Collateral"), to-wit:

            3.1 SECURITY INTEREST. A first and paramount security interest in all of Borrower's now owned or hereafter acquired assets, including but not limited to, all Accounts, Contract Rights, Inventory, General Intangibles, Furniture, Fixtures, Machinery, Equipment, Appliances, Rents, Issues and/or Profits owned by Borrower, and as used wherever located.

            3.2 GUARANTORS. The absolute and unconditional several limited guaranties of payment of Warren Kruger to the extent of the sum of $1,000,000.00 and Paul A. Kruger and PalWeb Corporation to the full extent of all sums due on the Notes and this Agreement, each, of the debts of Borrower and Borrower under the Note and this Loan Agreement.

            3.3 PLEDGE OF SECURITIES AND COLLATERAL MAINTENANCE. Paul A. Kruger shall execute and deliver a pledge agreement pledging and encumbering the Pledged Securities to Bank as a

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first and paramount pledge and lien and shall execute, deliver and agree to the terms of a collateral maintenance agreement to provide for maintenance of the value of the Pledged Securities at a market value at all times at least equal to the face amount of the Note.

            3.4 OTHER INSTRUMENTS. Borrower also will execute and deliver all financing statements, other instruments, agreements or documents required by Bank to perfect its Mortgage or security interests, and to deliver such additional Collateral as is required.

            4.0 CONDITIONS PRECEDENT. The obligation of Bank to perform this Agreement and to make the initial or any future advances under the Note is subject to the receipt in form and substance satisfactory to the Bank of the Loan Documents and the performance by the Borrower, to-wit:

            4.1 INVENTORY AND ACCOUNTS RECEIVABLE. At the request of Bank which request will not be unreasonably denied, Borrower will provide a summary of all Inventory on hand and all Accounts Receivable aging on at least a quarterly basis, as well as such other information as the Bank may reasonably require.

            4.2 CORPORATE EXISTENCE. Satisfactory evidence will be provided to the Bank that Borrower is a corporation validly existing pursuant to the laws of the State of Texas and under the terms set forth in the Borrower's Articles of Incorporation and by-laws, certified copies of which have been provided to the Bank.

            4.3 LOAN DOCUMENTS. The Loan Documents and all other instruments incidental to the transaction hereby contemplated will have been duly issued, executed and delivered to the Bank, all in a form and substance satisfactory to the Bank.

            4.4 AUTHORITY. The Bank shall have received a certified copy of Corporate Resolutions and other documents reasonably required to authorize the execution, delivery and performance of all of the Loan Documents by the parties thereto and all in a form satisfactory to the Bank.

            4.5 ADVANCE REQUEST. The Borrower is not in default under any provision of this Agreement or any other material agreement(s), and with regard to advances Borrower provides to Bank a request for an advance in a form satisfactory to Bank.

            4.6 ENVIRONMENTAL ASSESSMENT. Borrower has provided Bank, and Bank acknowledges receipt of, with an Environmental Assessment performed by a person or firm qualified to perform Environmental Assessment and acceptable to the Bank in its sole discretion. Any environmental conditions, events or matters noted in the Environmental Assessment Report are hereby acknowledged by Bank and must be cured or remedied by Borrower to the sole satisfaction of the Bank. The Environmental Assessment or Report shall be addressed to the Bank and shall certify that the Borrower's contemplated operations thereon comply with all local, state and federal environmental laws, that the property used and operations of Borrower (including the ground water on, in or under real property) is free from Hazardous Substances and any structures used by Borrower are free from any conditions that present indoor or outdoor

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environmental hazards. Borrower will reimburse Bank for the necessary and reasonable costs of the Environmental Assessment ordered by the Bank, if Bank elects to order such assessment.

            5.0 REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

            5.1 LAWFUL EXISTENCE. Borrower is a Texas corporation duly organized and legally existing and in good standing under the laws of the State of Oklahoma.

            5.2 AUTHORITY. The execution, delivery and performance by Borrower of this Agreement and the Loan Documents and the performance by it of its obligations (a) are and will be within the corporate powers of Borrower; (b) have been and will be duly authorized by the Board of Directors of Borrower; (c) are not and will not be in contravention of the laws or the terms of the Articles, or by-laws, material agreement or undertaking to which Borrower or any of its property is bound; (d) do not require any consent or approval (including governmental) which has not been given; (e) do not contravene any statute, rule or regulation, or any other contractual or government restriction upon them; (f) are not subject to the jurisdiction of any state or federal agency or regulatory authority; and (g) would not result in the imposition of liens, charges or other encumbrance on any of the material properties or assets of the Borrower except as may be required pursuant to this Agreement.

            5.3 BINDING OBLIGATION. This Agreement and all Loan Documents will be, when executed and delivered, legal and valid and binding obligations of Borrower, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency similar laws and/or judicial decisions affecting creditors' rights generally.

            5.4 FINANCIAL DATA. Subject to any limitations stated herein, any balance sheet, earnings statement and other financial statement which have been or shall hereafter be furnished to Bank to make this loan, do, or as to subsequent financial statements, will fairly represent the financial condition of Borrower as of the dates for which the same were furnished; have been prepared in accordance with G.A.A.P. consistently applied; and no material adverse change has since occurred in the condition, financial or otherwise, of the Borrower; reports and other papers and data furnished to the Bank are or will be at the time same are so furnished, accurate and correct in all material respects sufficient to give Bank as complete and accurate knowledge of Borrower's financial position as possible.

            5.5 LITIGATION. There is not now pending against the Borrower, nor to the knowledge of the Borrower is there threatened any litigation, legal or administrative proceeding, investigation or any other action of any nature against it or affecting it, the outcome of which would materially and adversely affect its financial condition or business.

            5.6 COLLATERAL. All of the Collateral hypothecated to the Bank hereunder is and will be owned by Borrower free and clear of all liens, claims or encumbrances whatsoever, except for the rights herein granted to the Bank and for any purchase money security interest now existing or hereafter created in favor of brewery inventory suppliers. Borrower has the right to cause such Collateral to be hypothecated to the Bank as security for Borrower's obligations.

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            5.7 TAXES. Borrower has filed all federal and state tax returns to be filed, paid all taxes shown thereon to be due, including interest and penalty, if any, or provided an adequate reserve for payment thereof, except for federal or state tax liability which has been disclosed to the Bank in writing.

            5.8 ENVIRONMENTAL REPRESENTATIONS. (a) Borrower has not generated, transported or disposed of any Hazardous Substance; (b) Borrower has no knowledge of, nor reason to believe, that there has been any use, generation, manufacturer, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any prior owners or occupants of any real property used by Borrower or any actual or threatened litigation or claims of any kind or by any person relating to such matters or any notice to Borrower of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance; (c) Borrower has no knowledge, based upon reasonable inquiry, that any part of any real property used by Borrower has been used for disposal or has been contaminated by any Hazardous Substance or any of its contemplated business operations will contaminate lands or waters of others with any Hazardous Substances; (d) Borrower shall not use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance and all activities shall be conducted in compliance with applicable federal, state and local laws, rules and regulations; and (e) to the best of Borrower's knowledge after following reasonable inquiry, Borrower is not in violation of any environmental law nor will its contemplated usage of any real property require Borrower to obtain any permits or licenses relating to any environmental matters. If required by Bank, Borrower will provide Bank with an environmental assessment consistent with the provisions in this Agreement. The provisions of this paragraph shall survive the payment of the indebtedness.

            6.0 AFFIRMATIVE COVENANTS. Until the full and final payment of all obligations, Borrower covenants and agrees that unless the Bank waives compliance in writing, it will perform or cause to be performed the following agreements:

            6.1 FINANCIAL STATEMENTS. Furnish to Bank:

                        (i) within one hundred twenty (120) days after and at
            the close of each fiscal year of Borrower: its financial statement including a balance sheet, statement of income and retained earnings, and a statement of cash flows for such fiscal year, certified by an appropriate financial officer of Borrower; all such financial reports to be prepared in accordance with G.A.A.P., consistently applied (except where changes in generally accepted accounting principles have resulted in inconsistent application of such principles between accounting periods and such resulting inconsistency in generally accepted accounting principles is disclosed in the financial statements);

                        (ii) within forty-five (45) days after the close of each
            quarter: a balance sheet and statement of income from the beginning of such fiscal year to the end of such quarterly period for Borrower, prepared in conformity with G.A.A.P., consistently applied, certified by an appropriate financial officer of Borrower;

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                        (iii) simultaneously with the delivery of financial
            statements for each quarter of year, Borrower shall deliver a (i) a "Compliance Certificate" by a financial officer of Borrower. Each Compliance Certificate shall: (A) state whether, to the best of the knowledge of the preparer, there exists on the date of such Certificate any Event of Default or any event or condition which, with the lapse of time or giving of notice or both, would constitute an Event of Default; and (B) set forth the details of any such Event of Default and contain a statement by Borrower's President as to the action Borrower is taking or propose to take with respect thereto;

                        (iv) Borrower shall cause Guarantors to provide Bank
            with their financial statements (including a balance sheet and statement of income or cash flows) at least annually; and

                        (v) copies of and access to such other books, records
            and reports, including unaudited financial statements of Borrower, as Bank may from time to time reasonably request.

            6.2 INSPECTION. Borrower will permit any authorized representative of the Bank to visit and inspect any of the properties (including Inventory) of the Borrower, including books and records, and to make extracts therefrom, and to discuss its affairs and finances as the Bank may reasonably request.

            6.3 CONDUCT OF BUSINESS. Borrower will maintain its lawful existence and use its best efforts to maintain in full force and affect all material licenses, leases, contracts and other rights necessary or desirable to the conduct of its business.

            6.4 ADVANCES. Borrower will only use advances under the Revolving Note to retire or repay in full its existing bank indebtedness, letters of credit, ordinary course of business working capital needs consistent with the terms of this Agreement or short term capital needs in the ordinary course of Borrower's business.

            6.5 PAYMENT OF TAXES AND ASSESSMENTS. Borrower will duly pay and discharge, or cause to be paid and discharged, all taxes, assessments and other government charges or rents imposed upon it and its properties or any part thereof, or upon the income or profits therefrom, or due by them, as well as all claims for labor, materials or supplies which if unpaid might by law become a lien or mechanic's or materialmen's lien on any property of the Borrower, except for such items as are being in good faith appropriately contested by Borrower and with respect to material liens or charges of amounts for which adequate reserves are set aside and maintained on the books of the Borrower.

            6.6 NOTICES. Borrower will promptly give written notices to the Bank of (a) all litigation affecting Borrower where the amount involved, either in the case or in the aggregate, is ONE HUNDRED THOUSAND DOLLARS ($100,000.00) or more; (b) any claim or notice of an alleged or purported violation of any rule, law or statute of any governmental or regulatory body, law enforcement authority or other person relating to the Property upon which Borrower

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will principally operate its business; (c) any labor controversy resulting in or threatened to result in a strike; (d) any Event of Default under the terms of this Agreement or any instrument provided herein; or (e) a violation of any of the terms of the Loan Documents by any party other than the Bank.

            6. 7 INSURANCE. Borrower will keep adequately insured by duly licensed insurers, insurance on all premises used in operation of its business (whether owned or leased), on all Inventory and equipment of Borrower, and also keep Borrower adequately insured at all times with responsible insurance carriers against liability on account of damage to persons or property and under all applicable workmen's compensation laws. All such insurance shall be in such amounts and with such coverage as is usually carried by corporations of a similar size engaged in the same or similar business similarly situated. All such property or hazard insurance shall name Bank as a loss payee, shall be payable to Bank and Borrower as its interests may appear and shall provide for at least thirty (30) days' advance notice of cancellation to Bank. Upon request of Bank, Borrower shall furnish insurance certificates evidencing compliance with this section. This section shall not require for compliance with its terms that Borrower have an appraisal made of its assets.

            6.8 FURTHER ASSURANCES. Borrower will promptly cure any defects in the issuance of the Note and the execution of this Agreement, the Security Agreements or any other instrument or documents referred to or mentioned herein. Borrower will immediately execute and deliver to the Bank upon request all such other and further instruments as may be reasonably required or desired by the Bank from time to time in compliance with or in accomplishment of the covenants and Agreements, Security Agreements and such other instruments and documents referred to or mentioned herein, or to further evidence and more fully describe the properties intended as security for the obligations, and to be subject to the Security Agreement; also to correct any omission in the Security Agreement or any Exhibit thereto or to perfect any Security Interest or liens, to make any recordings, to file any notices, or to obtain any consents, all as may be necessary or appropriate in connection therewith.

            6.9 GOVERNMENT REGULATIONS. Borrower will comply in all material respects with the laws, rules, regulations and requirements of any governmental authority having jurisdiction over the Borrower unless validly contested in a manner so as not to cause a loss or forfeiture of any rights, interests or obligations materially secured to the Bank pursuant to this Agreement or any of the Loan Documents.

            6.10 AUDIT. The Bank at the Bank's expense and upon notice to the Borrower, will have the right to audit the accounts and records of the Borrower.

            6.11 DAMAGE AND LOSS TO COLLATERAL. Borrower will promptly notify the Bank of any material damage to and/or loss of any of the Collateral and the costs or expenses necessary for the repair and replacement thereof.

            7.0 NEGATIVE COVENANTS. Until payment in full of the Note, the Borrower agrees that unless the Bank consents in writing, the following negative covenants shall apply:

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            7.1 LIENS. Borrower will not create, assume or suffer to exist any lien, charge or encumbrance on any of the properties encumbered to the Bank, except as to purchase money security interests, now or hereafter existing, in favor of Borrower's brewery suppliers or Inventory and as to liens for taxes, assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable, or such liens the enforcement of which are effectively stayed and are being contested in good faith by appropriate proceedings diligently conducted; deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business; zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the Borrower's business; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by the Borrower (hereafter the "Permitted Liens").

            7.2 TRANSFER OF INTEREST. Without the prior written consent of the Bank, Borrower will not permit, assist or cause the sale, assignment, transfer, conveyance or encumbrance, in whole or in part, or of a substantial part or a bulk sale of the assets of Borrower nor enter into a sale and leaseback for part or all of the assets of Borrower, which transaction is or would be of the out of the ordinary course of Borrower's business.

            7.3 DEBT. Without prior written consent of Bank, which shall not be unreasonably withheld, Borrower will not create, assume or suffer to exist any indebtedness in excess of $100,000.00 in the aggregate in any single year for borrowed money, or issue or sell any obligation of Borrower (whether absolutely, contingently or otherwise), excluding the debt evidenced by the Loan Documents or regularly accruing accounts payable or other ordinary course of business obligations.

            7.4 LOANS. Borrower will not make any loans, advances or extensions of credit to persons, firms or corporations, nor will Borrower assume, guaranty, endorse or otherwise become contingently liable for the obligations of any other person, firm, corporation or individual except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of Borrower's business or other ordinary course of business transactions.

            7 .5 ADVANCES. Borrower will not use monies advanced under the Note for purposes inconsistent with this Agreement.

            7.6 MERGER. Without the prior consent of Bank, Borrower will not merge or consolidate into any other corporation or partnership; nor enter into any pool, joint venture, syndicate or any other combination with any person, firm or entity; or acquire substantially all of the assets of any other corporation for cash or by issuing its capital stock in exchange therefor or otherwise.

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            7.7 LIQUIDATION. Borrower will not liquidate, dissolve or enter into any consolidation or merger which constitutes a liquidation.

            7.8 CHANGE IN BUSINESS. Borrower will not engage in any business activities substantially different from or unrelated to the present or proposed business activities and operations, without the prior written consent of the Bank.

            7.9 DIVIDENDS AND DISTRIBUTIONS. Except with Bank's prior consent, which will not be unreasonably withheld, Borrower will not declare or pay any cash or asset dividend on any of its shares or make any other distribution, gift or disposition of assets to shareholders or related persons to such shareholders in respect of its shares, or make or commit to make, any payment on account of the purchase, redemption or other retirement of any of its shares or warrants or options therefor; provided, however, Borrower may make dividend or distributions in an amount sufficient to provide Guarantors with sums to pay any income tax attributed to or consolidated into the tax return of Borrower's shareholders, and Borrower may make such dividends or distributions to its shareholders, without restriction, in an amount not exceeding fifty per cent (50%) of the corporation's net income. Borrower will provide Bank with a schedule of payments to its shareholders to pay taxes in accordance with the requirements of this paragraph.

            7.10 INTERCOMPANY ACCOUNTS. Without Bank's prior consent, Borrower shall not permit intercompany transfers, loans or advances to any other companies or entities related to Borrower or Guarantor, or in which Borrower or Guarantor owns any interest.

            8.0 EVENTS OF DEFAULT. Regardless of the terms of any Note or other instrument evidencing indebtedness from Borrower to Bank, the occurrence of the following events shall constitute an Event of Default hereunder, which, at the option of Bank (for so long as the Event continues) shall make all sums of interest and principal remaining on the obligations payable to Bank immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of payment or dishonor, or any other notices of any kind or character, and the Bank may terminate all obligations of the Bank to make further disbursements or advances under the Note after the occurrence of any of the following events, which shall be continuing:

            8.1 NON-PAYMENT. The failure to pay when due any installment of interest or principal in accordance with the terms of any Promissory Note or other instrument evidencing Borrower's indebtedness to Bank under this Agreement, or non-payment when due of any other sums payable by Borrower to Bank under this Agreement, provided that Borrower shall have three days to cure any failure to pay after the due date of any payment.

            8.2 INVOLUNTARY LIEN. The attachment of any involuntary lien in the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) or more, of any kind or character, upon the assets or property of the Borrower, except for taxes due, but not in default, and liens being contested in such a manner as to prevent the foreclosure thereof and except for Permitted Liens.

            8.3 JUDGMENT. The entry against Borrower of any judgment in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) or more on a claim not covered by insurance which has not been stayed pending appeal.

            8.4 ACT OF INSOLVENCY. The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, (ii) admit in writing an inability to pay its debts as they fall due, (iii) make a general assignment for the benefit of its creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy or file a petition or answer seeking reorganization or arrangement with the creditors, seeking to take advantage of any insolvency laws, or (vi) admit by answer, default or otherwise, the material allegations of petition filed against it in any bankruptcy, reorganization, rearrangement or insolvency proceedings.

            8.5 CONDEMNATION. The condemnation, seizure or appropriation of all, or such as in the option of the Bank, constitutes substantially all of the property of the Borrower.

            8.6 SUSPENSION OF BUSINESS. The voluntary or involuntary suspension of business by Borrower outside of the ordinary course of Borrower's business, for a period deemed by the Bank to substantially effect Borrower's ability to repay its obligations.

            8. 7 SECURITY INTEREST. The failure of any Security Interest, Mortgage or Assignment to constitute a valid first and prior Security Interest or lien on the Collateral, except as otherwise provided herein. Upon such failure Borrower shall have fifteen (15) days, after notice by Bank to Borrower or after Borrower otherwise knows of such failure, to cure this event unless Bank is compelled to take immediate actions to protect its interest.

            8.8 TERMINATION OF MATERIAL AGREEMENTS. The termination, suspension, release, discharge or other default under any of the material agreements owned by Borrower or material to Borrower's business or under any other material agreement that in the Bank's sole discretion impairs or affects Borrower's ability to repay the sums due hereunder.

            8.9 GENERAL DEFAULT. The breach of, or default under, any covenant, agreement, term, condition, provision, representation, or warranty contained in this Agreement, not specifically referred to in this section, if such breach or default is not cured within thirty (30) days after the notice by Bank to Borrower of the occurrence thereof or after Borrower otherwise knows of such event.

            8.10 TERMINATION OF CORPORATE EXISTENCE. Borrower ceases to be a validly existing corporation under the laws of the States of Texas or Oklahoma, which shall continue in excess of thirty (30) days after notice by Bank of such default.

            9.0 REMEDIES. In the event of a default, which shall be continuing, the Bank may exercise any one or more of the following options:

            9.1 ACCELERATION OF THE NOTE. The Bank may declare the Note to be immediately due and payable, at which time the same will be due and payable and the Bank will be entitled to proceed selectively and successively to enforce the Bank's rights under the Note, the Loan Documents, or any of the other documents securing the payment of the Note, without limitation.

            9.2 Selective Enforcement. In the event the Bank elects to selectively and successively enforce the Bank's rights under the Loan Documents or the instruments securing payment of the Note, such action will not be deemed to be waiver or discharge of any other lien or encumbrance securing payment of the Note, until such time as the Bank has been paid in full all sums advanced by the Bank under the Note, together with all interest, fees and other Bank's expenses including, but not limited to, a reasonable attorneys' fee.

            9.3 WAIVER OF DEFAULT. The Bank may waive any default which has occurred and any of the consequences of such default, but no such waiver will extend to any subsequent or other default or impair any consequences of such subsequent or other default.

            9.4 SETOFF. Upon the occurrence of an Event of Default which shall be continuing, any indebtedness from the Bank to the Borrower, including without limitation, under any general or special deposit account, may be setoff or otherwise applied by the Bank, under a general lien covering such indebtedness which is hereby granted, to any obligation of the Borrower under this Agreement to Bank at any time and from time to time, either before or after maturity and without demand or notice to anyone. The rights granted by this paragraph shall be in addition to the rights of the Bank under statutory banker's lien or other rights of setoff.

            9.5 ADDITIONAL RIGHTS. When any indebtedness or liability of the Borrower hereunder is due and payable and is unpaid in whole or in part, the Bank shall have, in addition to all other rights and remedies, howsoever granted, the rights and remedies under the Oklahoma Uniform Commercial Code (the "Code"), regardless of whether the Code is the law of the jurisdiction where the rights and remedies are asserted, including the right to take possession of the Collateral, and for that purpose, the Bank may, so far as the Borrower can give authority therefor, enter upon the premises where the Collateral may be located and remove the same therefrom. Bank may further require Borrower to assemble the Collateral and make it available to Bank at a place mutually convenient to Bank and Borrower. Unless the Collateral is perishable or threatens to decline speedily in value, or is of type customarily sold in a recognized market, the Bank shall give Borrower at least ten (10) days prior written notice which shall be deemed to be a reasonable notice under the Code before the time after which any public or private sale or other intended disposition is to be made, and any such notice shall be deemed commercially reasonable.

            9.6 NON-WAIVER OF RIGHTS. No delay or omission to exercise any right, power or remedy accruing to Bank upon any breach or default of Borrower under this Agreement or any of the Loan Documents or other agreements or instrument executed pursuant hereto or in connection herewith shall impair any such right, power or remedy of Bank, nor shall it be construed to be a waiver of any such breach or default or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default heretofore occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Bank, or any breach or default or conditions in the making of any loan under this Agreement, or any waiver on the part of the Bank of any condition or provision of this Agreement or any agreement or instrument executed pursuant hereto or in connection herewith, must be in writing signed by the Bank and shall be effective only to the extent of the provisions of such writing specifically set forth. All other remedies, either under this Agreement or by law otherwise afforded the Bank, shall be cumulative and not alternative.


            10.0 MISCELLANEOUS.

            10.1 INDEMNITY. The Borrower hereby agrees to indemnify and hold the Bank harmless from any liability, loss, damage or expense including reasonable attorneys' fees that the Bank may incur in good faith in compliance with the enforcement of the terms of this Agreement or in defending the terms of this Agreement or any of the Loan Documents. The Environmental Representations contained herein are based upon Borrower's due diligence investigation of the Real Property for Hazardous Substances and an environmental assessment or report, a copy of which has been provided to Bank. Borrower hereby releases and waives any future claims against the Bank for indemnity or contribution in the event Bank becomes liable for cleanup or other costs under environmental laws and agrees to indemnify and hold harmless Bank against any and all claims, losses, liabilities, damages, penalties and expenses which Bank may directly or indirectly suffer, sustain or result from a breach or violation of the Environmental Representations of this Loan Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release occurring prior to or during Borrower's ownership of an interest in the Real Property, whether or not the same was or should have been known to Borrower. The provisions of this indemnity shall survive the payment of this indebtedness and satisfaction and reconveyance of any lien or mortgage unless Bank has given Borrower notice of a claim before the period of one-year following such payment and reconveyance. The indemnity provision by this paragraph shall not be affected by and shall survive the closing until extinguished by operation of law or otherwise in the event of a foreclosure or Bank's acquisition of an interest in the Real Property by any means including foreclosure, deed in lieu or any similar event or otherwise.

            10.2 AGREEMENT. This Agreement has been delivered and accepted, and it shall be a contract made under and shall be entered into and governed by the laws of the State of Oklahoma. The Note shall be deemed to be an obligation made under and shall be construed in accordance with and governed by the laws of the State of Oklahoma.

            10.3 PARTIAL INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity only, without invalidating the remainder of such provision or the remaining portions of this Agreement.

            10.4 BINDING EFFECT. This Agreement shall be binding upon the Borrower and the Bank and each of their respective successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

            10.5 NOTICES. All notices, requests and demands shall be served by registered or certified mail or by recognized overnight courier as follows:

            BORROWER:
            ---------

            Plastic Pallet Production, Inc.,
            a Texas corporation

                        and

            BANK:
            -----

            THE F&M BANK & TRUST COMP ANY
            1330 South Harvard
            P. O. Box 4500
            Tulsa, Oklahoma  74159

                        and

            J Schaad Titus
            Barkley Titus Hillis & Reynolds
            15 East Fifth Street, Suite 2750
            Tulsa, Oklahoma  74103

or at such other addresses as any party hereby designates for such purposes and a written notice to the other parties hereto. Notices will be deemed to have been given on the third business day after notice is deposited in the mail properly addressed, postage prepaid, certified mail, return receipt requested or by recognized overnight courier.

            10.6 SECTION HEADINGS. The section and paragraph headings of this Agreement are for convenience and shall not affect, limit or expand any term or provision hereof.

            10.7 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary, convenient and it shall not be necessary that the signatures of the all parties hereto be contained in any one counterpart hereof; and each counterpart shall be deemed an original, but all of which together shall be construed as one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused the instrument to be duly executed on the date first above written.

                                   BORROWER:

                                   PLASTIC PALLET PRODUCTION, INC.,
                                   A TEXAS CORPORATION

                                   /s/ Paul A. Kruger
                                   ---------------------------------------------


                                   BANK:

                                   THE F&M BANK & TRUST COMPANY

                                   /s/ Louis Medina
                                   ---------------------------------------------
                                   Louis Medina, Senior Vice President






















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